Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 8, 2022, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-269442) and related Prospectus of ZyVersa Therapeutics, Inc. for the registration of shares of its common stock, pre-funded warrants and warrants.

/s/ Ernst & Young LLP

Miami, Florida

February 13, 2023